Exhibit 5.1

Opinion re: legality

GARY STEVEN FINDLEY & ASSOCIATES
Gary Steven Findley*	A PROFESSIONAL CORPORATION	Telephone
Thomas Q. Kwan	ATTORNEYS AT LAW	(714) 630-7136
Laura Dean-Richardson		Telecopier
Debra L. Barbin	1470 NORTH HUNDLEY STREET	(714) 630-7910
	ANAHEIM, CALIFORNIA 92806	(714) 630-2279

*A Professional Corporation

July 12, 2006

Premier Commercial Bancorp

2400 E. Katella Avenue, Suite 125

Anaheim, California 92806

Re:          Registration Statement on Form SB-2

Gentlemen:

At your request, we have examined the form of Registration Statement to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, for the offer and sale pursuant to Rule 462(b) of an additional 72,485 shares of your no par value common stock (the ACommon Stock@). We had previously issued to you our opinion as to legality of 727,272 shares of your common stock registered on Form SB-2 Registration Statement #333-133061. We are familiar with the actions taken or to be taken in connection with the authorization, issuance and sale of the additional 72,485 shares of Common Stock.

It is our opinion that, upon completion of the offering as described in the prospectus, the Premier Commercial Bancorp common stock will, upon the issuance and sale thereof be legally and validly issued and fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to said Registration Statement.

Respectfully submitted,

GARY STEVEN FINDLEY & ASSOCIATES

By:	/s/ Gary Steven Findley

Gary Steven Findley
Attorney at Law